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                                                                   EXHIBIT 99.4

                                SOFTDESK, INC.

                SPECIAL MEETING OF STOCKHOLDERS--MARCH 31, 1997

  The undersigned, having received notice of the meeting and management's Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) David C. Arnold, John A. Rogers and Patrick J. Rondeau, and each of them (with full power of substitution), as proxies of the undersigned to attend the Special Meeting of Stockholders of Softdesk, Inc. (the "Company") to be held on Monday, March 31, 1997 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

  Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

  IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

  1. To approve and adopt the Agreement and Plan of Reorganization, dated as of December 10, 1996, as amended by an Amendment to the Agreement and Plan of Reorganization, dated December 19, 1996 (as amended, the "Agreement"), among Autodesk, Inc., a Delaware corporation ("Autodesk"), Autodesk Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Autodesk ("Sub"), and the Company, and to approve the merger of Sub with and into the Company (the "Merger"), pursuant to which, upon the terms and subject to the conditions set forth in the Agreement, (i) the Company will become a wholly-owned subsidiary of Autodesk, (ii) each outstanding share of the Company's Common Stock will be converted into the right to receive that number of shares of Common Stock, $.01 par value per share, of Autodesk ("Autodesk Common Stock") as is equal to $15.00 divided by the average of the closing prices of Autodesk Common Stock as quoted on the Nasdaq National Market for the five trading days immediately preceding the date of the Merger (subject to adjustment in certain circumstances as provided in the Agreement) and (iii) each outstanding option to purchase the Company's Common Stock will be assumed by Autodesk and will become an option to purchase Autodesk Common Stock, with appropriate adjustment to the exercise price thereof and the number of shares issuable thereunder.

                      FOR [_]   AGAINST [_]   ABSTAIN [_]

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

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                                                      Signature(s)
                                          Dated: ______________________________

  Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.